Filed pursuant to Rule 424(b)(3)
File Number 333-291765

PROSPECTUS

Crown Americas LLC

OFFER TO EXCHANGE

$700,000,000 5.875% Senior Notes due 2033 and related Guarantees for all outstanding 5.875% Senior Notes due 2033

The exchange offer expires at 5:00 p.m., New York City time, on March 3, 2026, unless extended. Crown Americas LLC (“Crown Americas” and the “Issuer”) will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time before the exchange offer expires.

The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The new notes will be senior obligations of the Issuer and initially will be fully and unconditionally guaranteed on a senior basis by its indirect parent, Crown Holdings, Inc. (“we” or “Crown”), and by each of Crown’s U.S. subsidiaries (other than the Issuer, Crown Americas Capital Corp., Crown Americas Capital Corp. V and Crown Americas Capital Corp. VI) that guarantees obligations under Crown’s senior secured credit facilities, subject to customary release provisions. The entities providing such guarantees are referred to collectively as the guarantors. The notes will not be guaranteed by Crown’s foreign subsidiaries. The new notes and new note guarantees will be effectively junior in right of payment to all existing and future secured indebtedness of the Issuer and the guarantors to the extent of the value of the assets securing such indebtedness and will be junior in right of payment to all indebtedness of Crown’s non-guarantor subsidiaries.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Crown has agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 7 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2026.

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is March 3, 2026. See “Incorporation of Documents by Reference.”

You should rely only on the information contained in this document and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission or to which we have referred you. See “Where You Can Find Additional Information.” Neither the Issuer nor Crown has authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Issuer nor Crown is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The distribution of this prospectus and the offer or sale of the new notes may be restricted by law in certain jurisdictions. Persons who possess this prospectus must inform themselves about, and observe, any such restrictions. See “Plan of Distribution.” Neither the Issuer, nor Crown nor any of their respective representatives is making any representation to any offeree or purchaser under applicable legal investment or similar laws or regulations. Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither the Issuer, nor Crown nor any of their respective representatives shall have any responsibility therefor.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

i

MARKETS, RANKING AND OTHER DATA

The data included in this prospectus regarding markets and ranking, including the position of Crown and its competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources and the estimates of Crown based on its management’s knowledge and experience in the markets in which it operates. We believe these data are accurate in all material respects as of the date of this prospectus. Crown’s estimates have been based on information obtained from customers, suppliers, trade and business organizations and other contacts in the markets in which it operates. This information may prove to be inaccurate because of the method by which Crown obtained some of the data for these estimates or because this information cannot always be independently verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties. Furthermore, facts, statistics and estimates upon which these publications and data are based and to which Crown cites in this prospectus may become outdated, obsolete or inaccurate as underlying facts or markets or industry conditions change.

ii

SUMMARY

The following summary should be read in connection with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in, or incorporated by reference in, this prospectus. See “Risk Factors” for a discussion of certain factors that should be considered in connection with this offering. Unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis; (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (iii) “Crown European Holdings” refers to Crown European Holdings S.A. and not its subsidiaries; (iv) “Crown Americas” refers to Crown Americas LLC and not its subsidiaries; (v) “old notes” refers to the $700 million aggregate principal amount of 5.875% Senior Notes due 2033 issued on May 27, 2025; (vi) “new notes” refers to the $700 million aggregate principal amount of 5.875% Senior Notes due 2033 offered in exchange for the old notes pursuant to this prospectus; and (vii) “notes” refers collectively to the old notes and the new notes.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. Crown’s consumer packaging solutions primarily support the beverage and food industries through the sale of aluminum and steel cans. Crown’s packaging for industrial products includes steel and plastic strap consumables and equipment, paper-based protective packaging, and plastic film consumables and equipment, which are sold into the metals, food and beverage, construction, agricultural, corrugated and general industries.

These products are manufactured in Crown’s plants both within and outside the United States and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. As of December 31, 2024, Crown operated 189 plants along with sales and service facilities throughout 39 countries and had approximately 23,000 employees. In 2024, consolidated net sales for Crown were $11.8 billion with 63% derived from operations outside the United States.

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at 14025 Riveredge Drive, Suite 300 Tampa, Florida 33637, and its telephone number is (215) 698-5100. Crown Cork is a Pennsylvania corporation. Crown Americas (formerly known as Crown Americas, Inc.) is a Pennsylvania limited liability company. Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Each of Crown Americas and Crown European Holdings is an indirect, wholly-owned subsidiary of Crown, and Crown Cork is a direct, wholly-owned subsidiary of Crown.

The Exchange Offer

The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

On May 27, 2025, we issued and sold $700,000,000 of 5.875% Senior Notes due 2033. In connection with this sale, we entered into a separate registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes.

Notes Offered	$700,000,000 of 5.875% Senior Notes due 2033.

The issuance of the new notes will be registered under the Securities Act. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange the new notes for up to $700 million aggregate principal amount of the old notes.

Old notes may be exchanged only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. In this prospectus, the term “exchange offer” means this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on March 3, 2026, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair the Issuer’s or Crown’s ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•

complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•

if old notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) is serving as the exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, the Issuer is of the view that holders of old notes (other than any holder who is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. See “The Exchange Offer—Resales of New Notes.”

Additionally, if you do not participate in the exchange offer, you will not be able to require us to register your old notes under the Securities Act except in limited circumstances. These circumstances are:

•	the exchange offer is not permitted by applicable law or SEC policy,

•	the exchange offer is not completed within 360 days of the issue date of the old notes, or

•	prior to the 20th day following consummation of the exchange offer:

•

any initial purchaser of the old notes requests that we register old notes that were not eligible to be exchanged for new notes in the exchange offer and that are held by it following consummation of the exchange offer; or

•	any holder of old notes notifies us that it is not eligible to participate in the exchange offer; or

•	any initial purchaser of the old notes notifies us that it will not receive freely tradable new notes in exchange for old notes constituting any portion of an unsold allotment.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the old notes. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes and is not intended to be complete. Many of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Crown Americas LLC, a Pennsylvania limited liability company.

Notes Offered	$700,000,000 principal amount of 5.875% Senior Notes due 2033.

Maturity	June 1, 2033.

Interest	Interest on the new notes will accrue from and including the original issue date of the old notes and will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2025.

Ranking and Guarantees	The new notes will be senior obligations of the Issuer, ranking senior in right of payment to all its subordinated indebtedness, and will be unconditionally guaranteed on an unsecured senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than the Issuer, Crown Americas Capital Corp., Crown Americas Capital Corp. V and Crown Americas Capital Corp. VI) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The new notes and new note guarantees will be senior unsecured obligations of the Issuer and the guarantors,

•

effectively subordinated to all existing and future secured indebtedness of the Issuer and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities, to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all indebtedness of subsidiaries of Crown that do not guarantee the notes offered hereby which include all of Crown’s foreign subsidiaries, and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior indebtedness of the Issuer and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of the Issuer and the guarantors.

Upon the release of any new note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is a default or event of default existing or continuing under the indenture governing the new notes, the guarantee of such new notes by such new note guarantor will also be released.

Additional Indebtedness	Crown and the Issuer may be able to incur additional debt in the future. Although Crown’s senior secured credit facilities contain restrictions on Crown’s ability to incur indebtedness, those restrictions are subject to a number of exceptions.

Optional Redemption	The Issuer may redeem some or all of the new notes prior to June 1, 2028 at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date and a “make-whole” premium, as described in this prospectus. Thereafter, the Issuer may redeem all or some of the notes at the redemption prices set forth in this prospectus. In addition, on or prior to June 1, 2028, the Issuer may redeem up to 40% of the notes with the net cash proceeds of certain equity offerings of capital stock of Crown that are contributed as capital or are used to subscribe for qualified capital stock of the Issuer. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon a “change of control repurchase event” of Crown or the Issuer, as defined under the caption “Description of the Notes—Repurchase at the Option of Holders,” you will have the right, as a holder of new notes, to require the Issuer to repurchase all or part of your new notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Crown will comply, to the extent applicable, with requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with the repurchase of notes in the event of a change of control repurchase event.

Restrictive Covenants	The indenture governing the new notes will limit, among other things, Crown’s ability and the ability of certain of its subsidiaries (including the Issuer) to incur secured indebtedness and engage in certain sale and leaseback transactions.

These covenants are subject to a number of important exceptions and limitations that are described under the caption “Description of the Notes—Certain Covenants.”

Risk Factors

Participation in the exchange offer involves risks. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. The risks described below are not the only ones that we face. Additional risks not presently known to us may also impair our business operations. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the new notes could decline substantially, and you may lose part or all of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

There is no existing market for the new notes, and the Issuer cannot assure you that an active trading market will develop for the new notes. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all. Even if a public market for the new notes develops, trading prices of the new notes will depend on many factors, including, among other things, the Issuer’s prevailing interest rates, demand for high yield debt securities generally, general economic conditions, the Issuer and Crown’s financial performance or prospects or the prospects of the companies in their industry and the market for similar securities. The liquidity of a trading market for the new notes may be adversely affected by a general decline in the market for similar securities. Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Any such disruption may have a negative effect on you, as a holder of the new notes, regardless of our prospects and financial performance.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. None of us, Crown nor the exchange agent, are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability. Furthermore, we will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

Risks Related to the New Notes

Crown and the Issuer are holding companies with no direct operations and the new notes will be structurally subordinated to all indebtedness of Crown’s subsidiaries that are not guarantors of the new notes.

Crown and the Issuer are holding companies with no direct operations. The principal assets of Crown and the Issuer are the equity interests and investments they hold in their subsidiaries. As a result, they depend on dividends and other payments from their subsidiaries to generate the funds necessary to meet their financial obligations, including the payment of principal of and interest on their outstanding debt. Their subsidiaries are legally distinct from them and have no obligation to pay amounts due on their debt or to make funds available to them for such payment except as provided in the note guarantees or pursuant to intercompany notes. Not all of Crown’s or the Issuer’s subsidiaries will guarantee the new notes. Specifically, none of Crown’s or the Issuer’s foreign subsidiaries are expected to guarantee the new notes. A holder of new notes will not have any claim as a creditor against subsidiaries of Crown or the Issuer that are not guarantors of the new notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those non-guarantor subsidiaries will be effectively senior to your claims.

Your right to receive payments on the new notes is effectively subordinated to Crown’s existing secured indebtedness, including Crown’s existing senior secured credit facilities, and possible future secured borrowings.

The new notes and the new note guarantees will be effectively subordinated to the prior payment in full of Crown’s, the Issuer’s and the guarantors’ current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Such secured indebtedness may increase if Crown incurs secured indebtedness, including under Crown’s senior secured revolving credit facilities, to finance an acquisition or otherwise. Because of the liens on the assets securing the senior secured credit facilities, in the event of the bankruptcy, wind-up, reorganization, liquidation or dissolution of the borrowers or any guarantor of such indebtedness, the assets of the borrowers or guarantors would be available to pay obligations under the new notes offered to be exchanged hereby and other unsecured obligations only after payments had been made on the borrowers’ or the guarantors’ secured indebtedness. Sufficient assets may not remain after these payments have been made to make any payments on the new notes offered to be exchanged hereby and Crown’s other unsecured obligations, including payments of interest when due. Holders of the new notes offered to be exchanged hereby will participate ratably with all holders of other unsecured obligations that are deemed to be of the same class as the new notes offered to be exchanged hereby, and potentially with all of Crown’s other general creditors, based upon the respective amounts owed to each holder or creditor, in Crown’s remaining assets. As a result, holders of the new notes offered to be exchanged hereby may receive less ratably than holders of secured indebtedness. In addition, all payments on the notes and the note guarantees will be prohibited in the event of a payment default on Crown’s secured indebtedness (including borrowings under the senior secured credit facilities) and, for limited periods, upon the occurrence of other defaults under the existing senior secured credit facilities.

Crown may not be able to generate sufficient cash to service all of its indebtedness, including the new notes offered to be exchanged hereby, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

Crown’s ability to make scheduled payments on and to refinance its indebtedness, including the new notes offered to be exchanged hereby, and to fund planned capital expenditures and research and development efforts, will depend on Crown’s ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond Crown’s control.

We cannot assure you that Crown’s business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Crown to pay its indebtedness, including the new notes offered to be exchanged hereby, or to fund its other liquidity needs. If Crown’s cash flows and capital resources are insufficient to fund its debt service obligations, Crown may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness, including the new notes offered to be exchanged hereby. We cannot assure you that Crown would be able to take any of these actions, that these actions would be successful and permitted under the terms of Crown’s existing or future debt agreements or that Crown could release from these actions sufficient proceeds to meet any debt service obligations then due.

The new note guarantee of a subsidiary guarantor will be released if such subsidiary guarantor no longer guarantees or is otherwise an obligor of indebtedness under any Crown credit facility.

Any subsidiary guarantee of the new notes may be released without action by, or consent of, any holder of the new notes or the trustee under the indenture if the subsidiary guarantor is no longer a guarantor or an obligor of any Crown credit facility or other indebtedness as described under “Description of the Notes—Ranking and Guarantees.” The lenders under Crown’s senior secured credit facilities will have the discretion to release the subsidiary guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a subsidiary guarantor of the new notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims.

The new notes and the new note guarantees may be voidable, subordinated or limited in scope under insolvency, fraudulent transfer, corporate or other laws.

Fraudulent transfer and insolvency laws may void, subordinate or limit the new notes and the new note guarantees. See “Description of the Notes—Certain Bankruptcy and Fraudulent Transfer Limitations.”

Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the new note guarantees by Crown and the subsidiary guarantors could be voided, or claims in respect of such obligations could be subordinated to all of their other debts and other liabilities, if, among other things, at the time Crown and/or the subsidiary guarantors issued the related new note guarantees, or, potentially, the old note guarantees, Crown or the applicable subsidiary guarantor intended to hinder, delay or defraud any present or future creditor, or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which Crown’s or such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

By its terms, the new note guarantee of each guarantor will limit the liability of each such guarantor to the maximum amount it can pay without the new note guarantee being deemed a fraudulent transfer.

Crown’s senior secured credit facilities, the notes and other indebtedness provide that certain change of control events constitute an event of default. In the event of a change of control, Crown, Crown Americas and the guarantors may not be able to satisfy all of their obligations under the senior secured credit facilities, the new notes or other indebtedness.

Crown, the Issuer and the guarantors may not have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of their obligations under Crown’s senior secured credit facilities, the new notes or other indebtedness in the event of a change of control. If Crown or the Issuer experiences a change of control repurchase event, the Issuer will be required to offer to repurchase all outstanding new notes. However, Crown’s senior secured credit facilities provide that certain change of control events constitute an event of default under the senior secured credit facilities. Such an event of default entitles the lenders thereunder to, among other things, cause all outstanding debt obligations under the senior secured credit facilities to become due and payable and to proceed against the collateral securing the senior secured credit facilities. Any event of default or acceleration of the senior secured credit facilities will likely also cause a default under the terms of other indebtedness of Crown.

In addition, Crown’s senior secured credit facilities contain, and any future credit facilities or other agreements to which Crown becomes a party may contain, restrictions on its ability to offer to repurchase the new notes in connection with a change of control. In the event a change of control repurchase event occurs at a time when it is prohibited from offering to purchase the new notes, the Issuer could seek consent to offer to purchase the new notes or attempt to refinance the borrowings that contain such a prohibition. If it does not obtain the consent or refinance the borrowings, the Issuer would remain prohibited from offering to purchase the new notes. In such case, the failure by the Issuer to offer to purchase the new notes would constitute a default under the indenture governing the new notes, which, in turn, could result in amounts outstanding under any future credit facility or other agreement relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to Crown, the Issuer and the holders of the new notes.

Any decline in the ratings of Crown’s corporate credit could adversely affect the trading price of the new notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on Crown’s corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the new notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

Risks Related to Crown’s Business

For a discussion of certain risks applicable to our business and operations, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto), are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s indebtedness and other contractual obligations;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings;

•	Crown’s policies with respect to executive compensation;

•	Crown’s progress on sustainability and environmental matters; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to:

•	the ability of Crown to expand successfully in international and emerging markets;

•	the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt;

•	Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels;

•	restrictions on Crown’s use of available cash under its debt agreements;

•

changes or differences in U.S. or international economic or political conditions, inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates, and applicable tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss or foreign tax credit carryforwards);

•	the impact of foreign trade laws and practices, including tariffs, retaliatory trade measures and further trade restrictions;

•	the collectability of receivables;

•

war, including the ongoing conflicts between Russia and Ukraine and in the Middle East, or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness;

•

changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks;

•	Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases;

•	energy and natural resource costs;

•	the cost and other effects of legal and administrative cases and proceedings, settlements and investigations;

•	the outcome of asbestos-related litigation;

•	Crown’s ability to realize deferred tax benefits;

•	changes in Crown’s critical or other accounting policies or the assumptions underlying those policies;

•	labor relations and workforce and social costs, including Crown’s pension and postretirement obligations and other employee or retiree costs;

•	investment performance of Crown’s pension plans;

•	costs and difficulties related to the acquisition of a business and integration of acquired businesses;

•	the impact of actual or any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness;

•	Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	Crown’s ability to achieve high capacity utilization rates for its equipment;

•

Crown’s ability to maintain, develop and capitalize on competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	Crown’s ability to protect its information technology systems from attacks or catastrophic failure;

•	the strength of Crown’s cyber-security (including with respect to human vulnerabilities associated with cyber-security risks);

•	Crown’s ability to generate sufficient production capacity;

•	Crown’s ability to improve and expand its existing product and product lines;

•	the impact of overcapacity on the end-markets Crown serves;

•	loss of customers, including the loss of any significant customers;

•	changes in consumer preferences for different packaging products;

•	the financial condition of Crown’s vendors and customers;

•	weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	the impact of natural disasters, including in emerging markets;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	the impact of increased governmental regulation on Crown and its products, including the regulation or restriction of the use of bisphenol-A;

•	the impact of Crown’s initiatives to generate additional cash, including the reduction of working capital levels and capital spending;

•	the ability of Crown to realize cost savings from its restructuring programs;

•	Crown’s ability to maintain adequate sources of capital and liquidity;

•	costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system; and

•	changes in Crown’s strategic areas of focus, which may impact Crown’s operations, financial profile or levels of indebtedness.

Some of the factors noted above are discussed elsewhere in this prospectus and in prior Crown filings with the Securities and Exchange Commission (the “SEC”), including within “Risk Factors” in this prospectus. In addition, other factors have been or may be discussed from time to time in Crown’s filings with the SEC.

New risk factors emerge from time to time and it is not possible for us to predict all such risk factors. We cannot assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

While Crown periodically reassesses material trends and uncertainties affecting its results of operations and financial condition in connection with the preparation of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and certain other sections contained in Crown’s quarterly, annual or other reports filed with the SEC, Crown does not intend to review or revise any particular forward-looking statement in light of future events.

USE OF PROCEEDS

We will not receive any proceeds from this exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

Net proceeds from the offering of the old notes were approximately $690 million, before deducting the initial purchasers’ discount. These net proceeds were used, together with cash on hand, to repay the 4.750% senior notes due 2026, and to pay related fees and expenses.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On May 27, 2025, we issued and sold the old notes to the initial purchasers without registration under the Securities Act pursuant to the exception set forth in Section 4(a)(2) of the Securities Act. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because the old notes are subject to transfer restrictions, we entered into a registration rights agreement under which we agreed to use our reasonable best efforts to:

•	prepare and file with the SEC the registration statement of which this prospectus is a part;

•	cause the registration statement to become effective;

•	complete the exchange offer by 360 days from the issue date of the old notes (or if such 360th day is not a Business Day, the next succeeding Business Day); and

•	file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances.

The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

Under existing interpretations of the SEC, we believe that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•

it has no arrangement or understanding with any person to participate in the distribution of the new notes and is not participating in, and does not intend to participate in, the distribution of such new notes;

•	it is not an affiliate of us, as that term is interpreted by the SEC; and

•	it is not engaged in, and does not intend to engage in, a distribution of the new notes.

However, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (a “participating broker dealer”) will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. See “Plan of Distribution.”

The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old notes; and will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. The previously disclosed financial information for the Issuer and guarantors is materially consistent with the financial information for the Issuer and guarantors under this offering.

The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see “Description of the Notes.”

If we and the guarantors fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay an increased interest rate on the old notes.

A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, dated May 28, 2025, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

We are offering to exchange an aggregate principal amount of up to $700 million of our new notes for a like amount of our old notes. The old notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes. As of the date of this prospectus, all of the old notes are outstanding.

Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your old notes or if you tender old notes that we do not accept, your old notes will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the indenture relating to the old notes and the new notes (as applicable). Existing transfer restrictions would continue to apply to such old notes. See “Risk Factors—If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid” for more information regarding old notes outstanding after the exchange offer.

Neither Crown, the Issuer, any of the guarantors, nor any of their respective boards of directors or management, recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

The expiration date is 5:00 p.m., New York City time, on March 3, 2026, or such later date and time to which the exchange offer is extended.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the old notes;

•	to terminate the exchange offer and not accept any old notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all old notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the old notes disclosing the change and extend the exchange offer for a period of five (5) to ten (10) business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five (5) to ten (10) business day period.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

We will accept all old notes validly tendered and not withdrawn. Promptly after the expiration date, we will issue new notes registered under the Securities Act to the exchange agent.

The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged old notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of old notes, letters of transmittal and related documents.

In tendering old notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer old notes;

•	we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the old notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

Additionally, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Procedures for Tendering Old Notes

Valid Tender

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. The letter of transmittal is to be completed by a holder of old notes either if (1) a tender of old notes is to be made by delivering physical certificates for such old notes to the exchange agent or (2) a tender of old notes is to be made by book-entry transfer to the account of the exchange agent at DTC.

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC and:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•

in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or such other internal deadline set by DTC as the case may be.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

A tender by a holder that is accepted by us and not withdrawn before expiration of the exchange offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If you tender fewer than all of your old notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to Crown. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the old notes from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

DTC Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent.” In this context, the term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Determination of Validity

We will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered old notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will we or they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder.

Any waiver to the exchange offer will apply to all old notes tendered.

Resales of New Notes

Based on existing SEC interpretations issued to third parties in unrelated transactions, we believe that the new notes will be freely transferable by holders (other than affiliates of us) after the registered exchange offer without further registration under the Securities Act if the holder of the exchange notes is acquiring the new notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the new notes and is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering old notes, the holder, other than participating broker-dealers, as defined below, of those old notes will represent to us that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;

•

neither the holder nor any other person receiving the new notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the new notes; and

•	neither the holder nor any other person receiving the new notes is an “affiliate” (as defined under the Securities Act) of us.

If any holder or any such other person is an “affiliate” of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the new notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the new notes. Any such broker-dealer is referred to as a “participating broker-dealer.” However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of new notes received in exchange for the old notes pursuant to the exchange offer. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the total principal amount of old notes to be withdrawn; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. If you tendered old notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn old notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder after withdrawal. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn or not exchanged will be credited to an account maintained with DTC. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that:

•	the new notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act;

•	we have not received all applicable governmental approvals;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation or policy of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such condition, other than any involving government approval, must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as promptly as practicable after such determination (but in no event more than 60 days after so required or requested pursuant to the registration rights agreement), file a shelf registration statement covering the resale of the old notes, and thereafter use our reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC within 60 days after the filing thereof. See “—Registration Rights and Additional Interest on the Old Notes.”

Exchange Agent

We have appointed U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) as exchange agent for the exchange offer. You should direct questions and requests for assistance and for additional copies of this prospectus or of the letter of transmittal to the exchange agent by telephone at (800) 934-6802 or the following address:

By Mail, Overnight Courier or Hand:

U.S. Bank Trust Company, National Association

111 Fillmore Avenue

St. Paul, MN 55107-1402

Attn: Specialized Finance

Fax: (651) 466-7367

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes with the exception of any incremental deferred costs. Accordingly, Crown will not recognize any gain or loss for accounting purposes for the exchange transaction. Crown intends to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Registration Rights and Additional Interest on the Old Notes

If:

•	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer contemplated by this prospectus; or

•	for any other reason this exchange offer is not completed within 360 days from the issue date of the old notes; or

•	prior to the 20th day following consummation of this exchange offer:

•	any initial purchaser so requests with respect to old notes not eligible to be exchanged for new notes in this exchange offer and that are held by it following consummation of this exchange offer;

•	any holder of old notes notifies us that it is not eligible to participate in this exchange offer; or

•	an initial purchaser notifies us that it will not or did not receive freely tradable new notes in exchange for old notes constituting any portion of an unsold allotment,

we will, subject to certain conditions, at our cost:

•

as promptly as practicable but no later than the deadline provided for in the registration rights agreement, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be;

•

use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than the deadline provided for in the registration rights agreement; and

•

keep the shelf registration statement effective until the earliest of (1) one year from the effective date of the shelf registration statement and (2) the date on which all notes registered thereunder have been sold in accordance therewith.

If:

•	within 360 days from the issue date of the old notes, this exchange offer has not been completed; or

•

the shelf registration statement (if required) has not been filed by the deadline provided for in the registration rights agreement or has not been declared effective by the deadline provided for in the registration rights agreement; or

•

after the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective at any time prior to the one year anniversary of its effective date before all notes covered by the shelf registration statement have been sold (each such event is referred to as a registration default), then additional interest will accrue on the old notes (in addition to the stated interest on the old notes) from and including the date on which any such registration default has occurred to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such rate exceed 1.00% per annum in the aggregate regardless of the number of registration defaults.

DESCRIPTION OF THE NOTES

General

Crown Americas LLC (“Crown Americas” and the “Issuer”) issued the old notes and will issue the new notes (collectively, the “Notes”) under an indenture (the “Indenture”), dated as of May 27, 2025, among the Issuer, the Guarantors (as defined below) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) as trustee (the “Trustee”).

For purposes of this “Description of the Notes,” references to “Crown Americas” are references to Crown Americas LLC and not any of its Subsidiaries. The definitions of certain other terms used in the following summary are set forth below under “—Certain Definitions.”

The terms of the new notes are the same as the terms of the old notes, except that:

•	the new notes will be registered under the Securities Act of 1933, as amended;

•	the new notes will not bear restrictive legends restricting their transfer under the Securities Act;

•	holders of the new notes are not entitled to certain rights under the registration rights agreement; and

•	the new notes will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to timing of the exchange offer.

The following is a summary of certain material provisions of the Indenture. This summary is not necessarily complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. You should read the Indenture because it, and not this summary, will define your rights as a Holder of the Notes. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated May 28, 2025, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Principal, Maturity and Interest

In the exchange offer contemplated by this prospectus (the “Offering”), the Issuer will issue up to $700 million aggregate principal amount of Notes under the Indenture. The Issuer may issue additional Notes in an unlimited amount (the “Additional Notes”) from time to time under the Indenture. However, no offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus. The Notes and any Additional Notes of the same series issued under the same Indenture will be treated as a single class for all purposes under the Indenture.

The Notes will mature on June 1, 2033. Interest on the Notes will accrue at the rate of 5.875% per annum. Interest on the Notes will be payable in cash semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2025, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the old notes. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months, and in the case of an incomplete month, the number of days elapsed. The redemption price at final maturity for the Notes will be 100% of their principal amount.

Principal of and premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York, the State of New York (the “Paying Agent”) or St. Paul, Minnesota, or such other corporate office of the Trustee that has been designated for such purpose, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that if any Holder has given wire transfer instructions to the Issuer or the Paying Agent at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the Notes held by such Holder will be made by wire transfer of immediately available funds to the account specified by such Holder. Corporate Trust Office of the Trustee, or its Agent, in the Borough of Manhattan, The City of New York, is designated as such office or agency of the Issuer. The Issuer may change the Paying Agent or registrar without prior notice to the Holders, and Parent or any of the Subsidiaries may act as a Paying Agent or registrar.

The Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Ranking and Guarantees

The Notes will be the senior obligations of the Issuer, ranking pari passu in right of payment with all other existing and future senior obligations of the Issuer, including obligations under other unsubordinated Indebtedness. The Notes will be effectively subordinated to all existing and future obligations of the Issuer that are secured by Liens on any property or assets of the Issuer, to the extent of the value of the collateral securing such obligations, and will rank senior in right of payment to all existing and future obligations of the Issuer that are, by their terms, subordinated in right of payment to the Notes.

The Issuer’s obligations under the Notes and the Indenture will be unconditionally Guaranteed, jointly and severally, by Parent and each of Parent’s present and future Domestic Subsidiaries (other than the Issuer and the Subsidiaries identified in the following paragraph) that from time to time are obligors under or Guarantee any Credit Facility including, without limitation, the Existing Credit Facility.

The old notes are, and the new notes will be, Guaranteed by Parent and each of Parent’s Domestic Subsidiaries, (other than the Issuer, Crown Americas Capital Corp., Crown Americas Capital Corp. V and Crown Americas Capital Corp. VI). The Notes will not be Guaranteed by any of Parent’s Foreign Subsidiaries.

Each Note Guarantee will be a senior obligation of the respective Guarantor, ranking pari passu in right of payment with all other senior obligations of such Guarantor, including obligations under other unsubordinated Indebtedness. Each Note Guarantee will be effectively subordinated to all existing and future obligations of such Guarantor secured by Liens on any property or assets of such Guarantor, to the extent of the value of the collateral securing such obligations, and will rank senior in right of payment to all existing and future obligations of such Guarantor that are, by their terms, subordinated in right of payment to the Note Guarantee of such Guarantor.

The Notes will be effectively subordinated to the obligations of non-Guarantor Subsidiaries.

The Guarantors will Guarantee the Notes on the terms and conditions set forth in the Indenture.

A Note Guarantee of a Guarantor (other than Parent) will be unconditionally released and discharged upon any of the following:

•

any Transfer (including, without limitation, by way of consolidation or merger) by Parent or any Subsidiary to any Person that is not Parent or a Subsidiary of Parent of all of the Equity Interests of, or all or substantially all of the properties and assets of, such Guarantor;

•

any Transfer directly or indirectly (including, without limitation, by way of consolidation or merger) by Parent or any Subsidiary to any Person that is not Parent or a Subsidiary of Parent of Equity Interests of such Guarantor or any issuance by such Guarantor of its Equity Interests, such that such Guarantor ceases to be a Subsidiary of Parent; provided that such Guarantor is also released from all of its obligations in respect of Indebtedness under each Credit Facility;

•

the release of such Guarantor from all obligations of such Guarantor in respect of Indebtedness under each Credit Facility, except to the extent such Guarantor is otherwise required to provide a Guarantee pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”; or

•

upon the contemporaneous release or discharge of all Guarantees by such Guarantor which would have required such Guarantor to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”.

Except as provided under “—Certain Covenants—Merger, Consolidation or Sale of Assets,” a Note Guarantee of Parent may be released and discharged only with the consent of each Holder of Notes to which such Note Guarantee relates.

No such release or discharge of a Note Guarantee of a Guarantor shall be effective against the Trustee or the Holders of Notes to which such Note Guarantee relates (i) if a Default or Event of Default shall have occurred and be continuing under the Indenture as of the time of such proposed release until such time as such Default or Event of Default is cured or waived (unless such release is in connection with the sale of the Equity Interests in such Guarantor constituting collateral for a Credit Facility in connection with the exercise of remedies against such Equity Interests or in connection with a Transfer permitted by the Indenture if, but for the existence of such Default or Event of Default, such Subsidiary would otherwise be entitled to be released from its Note Guarantee following the sale of such Equity Interests) and (ii) until the Issuer shall have delivered to the Trustee an officers’ certificate, upon which the Trustee shall be entitled but not obligated to rely, stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release and discharge is authorized and permitted under the Indenture. At the request of the Issuer, the Trustee shall execute and deliver an instrument evidencing such release.

By its terms, the Guarantee of each Subsidiary Guarantor will limit the liability of each such Guarantor to the maximum amount it can pay without its Note Guarantee being deemed a fraudulent transfer. See “Risk Factors—Risks Related to the New Notes—The new notes and the new note guarantees may be voidable, subordinated or limited in scope under insolvency, fraudulent transfer, corporate or other laws.”

Optional Redemption

On or after June 1, 2028, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices, expressed as percentages of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date, if redeemed during the twelve-month period commencing on June 1 of any year set forth below:

Year	Percentage
2028	102.938%
2029	101.469%
2030 and thereafter	100.000%

Prior to June 1, 2028, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date, plus the Make-Whole Premium (a “Make-Whole Redemption”). The Indenture will provide that with respect to any such redemption the Issuer will notify the Trustee of the Make-Whole Premium with respect to the Notes promptly after the calculation and the Trustee will not be responsible for verifying or otherwise for such calculation. Any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Notwithstanding the foregoing, on or prior to June 1, 2028, the Issuer, on one or more occasions, may, at its option, redeem up to 40% in aggregate principal amount of Notes (including Additional Notes) originally issued under the Indenture at a redemption price equal to 105.875% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date, with the net cash proceeds of one or more Equity Offerings by Parent to the extent that the net cash proceeds thereof are contributed to the common equity capital of Crown Americas or are used to subscribe from Crown Americas’ shares of its Qualified Capital Stock;

provided that (1) at least 60% in aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of each such redemption and (2) such redemption occurs within 90 days of the date of the closing of any such Equity Offering.

Any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

In addition, the Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice Regarding Notes

If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes to be redeemed are listed or, if the Notes are not so listed, on a pro rata basis (or if the Notes are held through DTC (as defined below) and if the procedures of DTC at such time do not permit pro rata redemptions, then by lot or by such other method consistent with the procedures of DTC that the Trustee in its sole discretion deems fair and reasonable); provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption shall be mailed electronically or by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on such Notes or portions thereof called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed.

Any redemption and notice thereof pursuant to the Indenture may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” the Issuer are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control Repurchase Events

Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, thereon to but excluding the purchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to the consummation of such Change of Control Repurchase Event but after the public announcement thereof, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase Notes on the purchase date specified in such notice (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as required by law) (the “Change of Control Payment Date”) pursuant to the procedures required by the Indenture and described in such notice. Such obligation will not continue after a discharge of the Issuer or defeasance from their obligations with respect to the Notes. See “—Legal Defeasance and Covenant Defeasance.”

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)

accept for payment all Notes or portions thereof (in minimum amounts of $2,000 or an integral multiple of $1,000 in excess thereof) validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount in U.S. Dollars equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3)

deliver or cause to be delivered to the Trustee all Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes (or portions thereof) being purchased by the Issuer.

The Paying Agent will promptly remit to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder of Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Except as described above with respect to a Change of Control Repurchase Event, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction with respect to Parent or the Issuer.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture with respect to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the consummation of such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control Repurchase Event at the time the Change of Control Offer is made and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The Existing Credit Facility and other existing Indebtedness of Parent and its Subsidiaries contain, and their future Indebtedness may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control Repurchase Event or require the repayment or repurchase of such Indebtedness upon a Change of Control Repurchase Event. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under the Existing Credit Facility and/or such Indebtedness, even if the Change of Control Repurchase Event itself does not. Finally, the Issuer’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Repurchase Event may be limited by its then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that the Issuer would be able to obtain financing to make such repurchases. The Issuer’s failure to purchase the Notes in connection with a Change of Control Repurchase Event would result in a Default under the Indenture which could, in turn, constitute a default under such other Indebtedness.

The existence of a Holder’s right to require the Issuer to make a Change of Control Offer upon a Change of Control Repurchase Event may deter a third party from acquiring Parent or the Issuer in a transaction that constitutes a Change of Control Repurchase Event. The definition of “Change of Control” includes a phrase relating to the transfer of “all or substantially all” of the assets of Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase its Notes as a result of a transfer of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person may be uncertain.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture:

Limitation on Liens

The Indenture provides that Parent will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of its Principal Property Subsidiaries, in each case to secure Indebtedness of Parent, any Subsidiary of Parent or any other Person, without securing the Notes (together with, at the option of Parent, any other Indebtedness of Parent or any Subsidiary of Parent ranking equally in right of payment with the Notes) equally and ratably with or, at the option of Parent, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the Notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this covenant.

“Permitted Liens” means

(1)

Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 360 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or substantial improvement;

(2)

Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, Parent or any of its Subsidiaries or it otherwise becomes a Subsidiary of Parent, provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which Person becomes a Subsidiary of Parent and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of Parent;

(3)	Liens securing Indebtedness in favor of Parent and/or one or more of its Subsidiaries;

(4)

Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5)

Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6)	Liens existing on the date of the Indenture;

(7)

Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (12) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Principal Property Subsidiary of Parent and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);

(8)

Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(9)

Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Parent or any of its Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10)

Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date of such Indebtedness is incurred, the amount that would cause the Consolidated Secured Leverage Ratio of Parent to be greater than 3.00 to 1.00 as of such date of incurrence;

(11)	Liens on or sales of receivables;

(12)

other Liens, in addition to those permitted in clauses (1) through (11) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12)), measured as of the date of the incurrence of any such Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of all Attributable Debt of Parent and its Restricted Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions,” not to exceed 15% of the Consolidated Net Tangible Assets of Parent measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred);

(13)

landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business with respect to amounts (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14)

Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15)

(a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (i) secure Indebtedness or (ii) in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Parent and the Restricted Subsidiaries at such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(16)

Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases, warranties, statutory or regulatory obligations or self-insurance arrangements arising in the ordinary course of business, bankers’ acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature to which Parent or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business;

(17)	Liens securing Hedging Obligations not entered into for speculative purposes or securing letters of credit that support such Hedging Obligations; and

(18)	Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the Indenture.

For purposes of clauses (10) and (12) above, (a) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien by Parent or any of its Restricted Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

The Indenture provides that Parent will not, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which Parent or any of its Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by Parent or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if Parent or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the Notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “—Limitation on Liens” above:

(1)	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2)	leases between only Parent and a Restricted Subsidiary of Parent or only between Restricted Subsidiaries of Parent;

(3)

leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by Parent) of the subject property and Parent applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, Parent may deliver Notes to the trustee for cancellation; and

(4)

leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

Merger, Consolidation or Sale of Assets

The Indenture provides that (i) neither Parent nor the Issuer will consolidate or merge with or into any other Person or Transfer all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole and (ii) neither Parent nor the Issuer will permit any of its Subsidiaries to, in a single transaction or a series of related transactions, Transfer all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole, in each case, to, another Person unless:

(1) (a)

in the case of a merger, consolidation or Transfer involving Parent, Parent is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such Transfer has been made is a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia, and

(b)

in the case of a merger, consolidation or Transfer involving the Issuer, the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such Transfer has been made is a limited liability company, partnership or corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia;

(2)

the Person formed by or surviving any such consolidation or merger (if other than Parent or the Issuer, as the case may be) or the Person to which such Transfer has been made assumes all the obligations of Parent, the Issuer or such Subsidiary under the Notes, the Note Guarantees, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture or amendment of the relevant documents; and

(3)	immediately after such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing, none of the following shall be permitted:

•

the consolidation or merger of Parent with or into or the Transfer of all or substantially all of the property or assets of Parent and its Subsidiaries, taken as a whole, to Crown, other than any such merger or consolidation or Transfer to a Subsidiary of Crown;

•	the Transfer of all or substantially all of the property or assets of Crown and its Subsidiaries, taken as a whole, to Crown, other than any Transfer to a Subsidiary of Crown; and

•

the consolidation or merger of the Issuer with or into or the Transfer of all or substantially all of the property or assets of the Issuer and its Subsidiaries, taken as a whole, to Crown, other than any such consolidation or merger with or into or Transfer to a Subsidiary of Crown.

The foregoing will not prohibit:

•	a consolidation or merger between the Issuer and a Guarantor other than Crown;

•	a consolidation or merger between a Guarantor and any other Guarantor other than Crown;

•	a consolidation or merger between a Subsidiary (other than the Issuer) that is not a Guarantor and any other Subsidiary other than Crown;

•	a consolidation or merger of Parent with or into an affiliate for the purposes of reincorporating Parent in another jurisdiction;

•	the Transfer of all or substantially all of the properties or assets of a Guarantor to the Issuer and/or any other Guarantor other than Crown; or

•	the Transfer of all or substantially all of the properties or assets of a Subsidiary (other than the Issuer) that is not a Guarantor to any other Subsidiary other than Crown;

provided that, in each case involving the Issuer or a Guarantor, if the Issuer or such Guarantor is not the surviving entity of such transaction or the Person to which such Transfer is made, the surviving entity or the Person to which such Transfer is made shall comply with clause (2) above.

Upon any consolidation, combination or merger of Parent, the Issuer or any other Guarantor, or any Transfer of all or substantially all of the assets of Parent or the Issuer in accordance with the foregoing, in which Parent, the Issuer or such Guarantor is not the continuing obligor under the Notes or its related Note Guarantee, the surviving entity formed by such consolidation or into which Parent, the Issuer or such Guarantor is merged or to which the Transfer is made will succeed to, and be substituted for, and may exercise every right and power of Parent, the Issuer or such Guarantor under the Indenture, Notes and Note Guarantees with the same effect as if such surviving entity had been named therein as Parent, the Issuer or such Guarantor, as the case may be, and, except in the case of a Transfer to Parent or any of its Subsidiaries, Parent, such Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on such Notes or in respect of its related Note Guarantee, as the case may be, and all of Parent’s, the Issuer’s or such Guarantor’s, as the case may be, other obligations and covenants under the Notes, the Indenture and its related Note Guarantee, if applicable.

Additional Note Guarantees

The Indenture provides that if Parent acquires or creates a Domestic Subsidiary after the date of the Indenture and such newly acquired or created Domestic Subsidiary is an obligor or guarantor under any Credit Facility including, without limitation, the Existing Credit Facility then such newly acquired or created Domestic Subsidiary must execute a Note Guarantee (and with such documentation relating thereto as are required under the Indenture, including, without limitation, a supplement or amendment to the Indenture and an Opinion of Counsel as to the enforceability of such Note Guarantee), pursuant to which such Domestic Subsidiary will become a Guarantor.

As of the date of issuance of the Notes, the Domestic Subsidiaries Crownway Insurance Company, Crown Americas Capital Corp., Crown Americas Capital Corp. V, Crown Americas Capital Corp. VI, Crown Cork and Seal Receivables II LLC, CROWN Packaging Holdings LLC, Crown Receivables III LLC, Signode International Holdings LLC, Signode International Investment LLC, TopFrame LLC will not Guarantee the Notes.

A Note Guarantee of any Guarantor will be subject to release and discharge as described under the caption “—Ranking and Guarantees.”

Reports

The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding thereunder, the Issuer will furnish to the Trustee and Holders the following:

(1)

all quarterly and annual financial information of Parent that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Parent and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Parent’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports,

in each case, within the time periods specified in the SEC’s rules and regulations. The Issuer may satisfy its obligation to deliver the information and reports referred to in clauses (1) and (2) above by filing the same with the SEC.

In addition, whether or not required by the rules and regulations of the SEC, Parent will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer and the Guarantors will, for so long as any Notes remain outstanding, furnish to the Holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Issuer will comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939.

Delivery of such reports and information to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Issuer’s compliance with any of its covenants under the Indenture as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Parent or of any Subsidiary of Parent, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the

Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an “Event of Default”:

(1)	default for 30 days in the payment when due of interest with respect to the Notes issued thereunder;

(2)	default in payment when due of principal or premium, if any, on the Notes issued thereunder at maturity, upon redemption or otherwise;

(3)

failure by Parent or any Subsidiary for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding under the Indenture to comply with the provisions described under “Repurchase at the Option of Holders—Change of Control Repurchase Events”;

(4)

failure by Parent or any Subsidiary of Parent for 60 days after receipt of notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding under the Indenture to comply with any covenant or agreement contained in the Indenture (other than the covenants and agreements specified in clauses (1) through (3) of this paragraph);

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Parent or any of its Subsidiaries (or the payment of which is Guaranteed by Parent or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the issue date of the old notes, which default (a) is caused by a failure to pay when due at final stated maturity (giving effect to any grace period related thereto) principal of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its stated maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; and, in each case, Parent has received notice specifying the default from the Trustee or Holders of at least 25% of the aggregate principal amount of Notes then outstanding and does not cure the default within 30 days;

(6)

failure by Parent or any of its Subsidiaries to pay final judgments (net of any amounts covered by insurance and as to which such insurer has not denied responsibility or coverage in writing) aggregating $75.0 million or more, which judgments are not paid, discharged, bonded or stayed within 60 days after their entry;

(7)

certain events of bankruptcy or insolvency with respect to Parent, the Issuer or any other Subsidiary of Parent that is a Significant Subsidiary or group of Subsidiaries of Parent that, together, would constitute a Significant Subsidiary; and

(8)

any Note Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and such Note Guarantee).

If any Event of Default under the Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding under the Indenture may declare all Notes issued under the Indenture to be due and payable by notice in writing to the Issuer and the Trustee, specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) above with respect to Parent or the Issuer, all outstanding Notes then outstanding under the Indenture will become due and payable without any declaration, further action or notice. The Holders of any Notes may not enforce the Indenture relating to the Notes or the Notes except as provided in the Indenture. Subject to certain limitations, the

Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture, by written notice to the Trustee, may (subject to certain conditions) on behalf of the Holders of all of the Notes issued under the Indenture waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, such Notes. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the Holders’ interest.

The Issuer is required to deliver to the Trustee annually a certificate regarding compliance with the Indenture, and the Issuer are required, within five (5) business days after an executive officer of the Issuer becomes aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Satisfaction and Discharge

The Indenture will be discharged and will, subject to certain surviving provisions, cease to be of further effect as to all Notes issued thereunder when:

(1)	The Issuer deliver to the Trustee all outstanding Notes issued under the Indenture (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2)

all Notes outstanding under the Indenture (I) have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, or (II) will become due and payable within one year or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor irrevocably deposits with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, noncallable U.S. government securities, or a combination thereof, sufficient to pay at maturity or upon redemption all Notes outstanding under the Indenture, including interest thereon, and if in either case the Issuer or any Guarantor pays all other sums payable under the Indenture by it. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an officers’ certificate and an Opinion of Counsel, upon which the Trustee shall have no liability in relying, stating that all conditions precedent to satisfaction and discharge have been satisfied and that such satisfaction and discharge does not result in a default under any agreement or instrument then known to such counsel which binds or affects the Issuer. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an officers’ certificate and an Opinion of Counsel, upon which the Trustee shall have no liability in relying, stating that all conditions precedent to satisfaction and discharge have been satisfied and at the cost and expense of the Issuer.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Notes outstanding under the Indenture (“Legal Defeasance”), except for:

(1)

the rights of the Holders of the Notes outstanding under the Indenture to receive payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2)

the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default under the Indenture. In the event Covenant Defeasance occurs under the Indenture, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)

the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued under the Indenture, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (such opinion shall be delivered to the Trustee and upon which the Trustee shall have no liability in relying), to pay the principal, premium, if any, and interest on the Notes outstanding under the Indenture on the stated maturity date or on the applicable optional redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States (upon which the Trustee shall have no liability in relying) confirming that (a) the Issuer have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes outstanding under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States (upon which the Trustee shall have no liability in relying) confirming that the Holders of the Notes outstanding under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound;

(6)

the Issuer must have delivered to the Trustee an Opinion of Counsel (upon which the Trustee shall have no liability in relying) to the effect that assuming no intervening bankruptcy of the Issuer or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)

the Issuer must deliver to the Trustee an officers’ certificate (upon which the Trustee shall have no liability in relying) stating that the deposit was not made by the Issuer with the intent of preferring the Holders of

Notes issued under the Indenture over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(8)

the Issuer must deliver to the Trustee an officers’ certificate and an Opinion of Counsel upon which the Trustee shall have no liability in relying, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder of Notes may transfer or exchange Notes in accordance with the terms of the Indenture. The registrar and Trustee may require a Holder of Notes, among other things, to furnish appropriate endorsements and transfer documents and the Issuer or the Trustee may require a Holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of fifteen (15) days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except to the extent provided in the next three succeeding paragraphs, the Indenture, the Notes governed thereby or any Note Guarantee issued thereunder may be amended with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes issued under the Indenture voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes governed thereby or any Note Guarantee issued thereunder may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes issued under the Indenture voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

Except as provided in the immediately succeeding paragraph, without the consent of each Holder of Notes issued under the Indenture affected thereby, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder):

(1)	reduce the principal amount of Notes issued under the Indenture whose Holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal amount of or change the fixed maturity date of any Notes, or alter the provisions with respect to the redemption of any such Notes other than, except as set forth in clause (7) below, the provisions relating to the covenant described under the caption “—Repurchase at the Option of Holders”; provided that the notice period for redemption of the Notes may be reduced to not less than three (3) Business Days with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes if a notice of redemption which remains outstanding has not prior thereto been sent to such Holders;

(3)	reduce the rate of or change the time for payment of interest on any such Notes;

(4)

waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any such Notes (except a rescission of acceleration of Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture and a waiver of the payment default that resulted from such acceleration);

(5)	make any such Note payable in currency other than that stated in such Note;

(6)

make any change to the provisions of the Indenture relating to waiver of past Defaults or the rights of Holders of the Notes issued thereunder to receive payments of principal of or interest on the Notes;

(7)

after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligations of the Issuer to make and consummate a Change of Control Offer with respect to a Change of Control Repurchase Event that has occurred, including, without limitation, in each case, by amending, changing or modifying any of the definitions relating thereto;

(8)

release Parent, Crown or any other Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(9)	modify or change any provision of the Indenture affecting the ranking of the Notes or Note Guarantees issued thereunder in a manner adverse to the Holders of Notes issued thereunder.

Without the consent of any Holder of Notes, the Issuer and the Trustee may amend the Indenture, the Notes governed thereby or the Note Guarantees issued thereunder:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•

to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

•	to secure the Notes;

•

to conform the text of the Indenture, Note Guarantees or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Note Guarantees or the Notes;

•	to add any Guarantor or release any Guarantor from its Note Guarantee if such release is in accordance with the terms of the Indenture;

•	to add to the covenants of the Issuer and the Guarantors for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer and the Guarantors;

•	to provide for or confirm the issuance of Additional Notes;

•

to make any change that would provide any additional rights or benefits to the Holders of such Notes or that does not adversely affect the rights under the Indenture of any Holder thereunder in any material respect; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should the Trustee in its capacity as Trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee in its individual capacity or any other capacity is permitted to engage in other transactions with the Issuer; however, if the Trustee acquires any conflicting interest as defined under the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

The Holders of a majority in principal amount of the then outstanding Notes under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default of which a responsible officer of the Trustee has actual knowledge (as provided in the Indenture) shall occur under the Indenture (which shall not be cured), the Trustee will be required, in the exercise of its power as provided in the Indenture, to use the degree of care of a prudent person under the same circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder shall have offered to the Trustee indemnity satisfactory to it against any costs, expenses and liabilities. The Trustee’s fees, expenses and indemnities are included in the amounts guaranteed by the Note Guarantees.

Governing Law

The Indenture, the old notes and the old note Guarantees are, and the new notes and the new note Guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Treasury Rate” for any Make-Whole Redemption Date means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the Make-Whole Redemption Date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to June 1, 2028; provided, however, that if the period from the Make-Whole Redemption Date to June 1, 2028 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one- twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to June 1, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“asset” means any asset or property, whether real, personal or mixed, tangible or intangible.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any of the following:

(1)

any Transfer (other than by way of merger or consolidation) of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any Transfer to Parent or one or more Subsidiaries of Parent or any Transfer to one or more Permitted Holders;

(2)

the adoption of a plan for the liquidation or dissolution of Parent or the Issuer (other than in a transaction that complies with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”);

(3)

the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation), the result of which is that any “person” (as defined above) or “group” (as defined above), other than one or more Permitted Holders, becomes, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the voting power of the Voting Stock of Parent; provided, however, that a transaction in which Parent becomes a Wholly Owned Subsidiary of another Person (other than a Person that is an individual) (the “New Parent”) shall not constitute a Change of Control if (a) the shareholders of Parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the outstanding Voting Stock of such New Parent, immediately following the consummation of such transaction, and (b) immediately following the consummation of such transaction, no “person” (as defined above), other than a Permitted Holder or a holding company satisfying the requirements of this clause, “beneficially owns” (as defined above) directly or indirectly through one or more intermediaries, a majority of the total voting power of the outstanding Voting Stock of such New Parent;

(4)

during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Parent who were members of the Board of Directors of Parent at the beginning of such period are not Continuing Directors; or

(5)	the first day on which Parent fails to own, either directly or indirectly through one or more Wholly Owned Subsidiaries, 100% of the issued and outstanding Equity Interests of Crown or Crown Americas.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income:

(1)	provision for taxes based on income or profits of such Person and its Subsidiaries for such period;

(2)	Consolidated Interest Expense of such Person for such period;

(3)

depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; and

(4)	any non-recurring restructuring charges or expenses of such Person and its Subsidiaries for such period,

in each case, on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges and non-recurring restructuring charges or expenses of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income or loss of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the interest expense of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, capitalized interest, net payments, if any, pursuant to Hedging Obligations and imputed interest with respect to Attributable Debt).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or (subject to clause (4) below) a Subsidiary thereof in cash;

(2)	the cumulative effect of a change in accounting principles shall be excluded;

(3)

the net income of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, law, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(4)

in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded;

(5)	any net gain or loss resulting from an asset disposition by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded;

(6)	extraordinary gains and losses shall be excluded;

(7)	any fees, charges, costs and expenses incurred in connection with the Financing Transaction shall be excluded; and

(8)

(a) the amount of any write-off of deferred financing costs or of indebtedness issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing indebtedness shall be excluded and (b) all non-recurring expenses and charges relating to such repurchase or refinancing of indebtedness or relating to any incurrence of indebtedness, in each case, whether or not such transaction is consummated, shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or any of its Subsidiaries or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on the assets or property of such Person or any of its Subsidiaries or upon shares of stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated EBITDA is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1)

acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period will be calculated without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income; and

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of Parent (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense resulting from such acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the relevant Person who:

(1)	was a member of such Board of Directors on the issue date of the old notes; or

(2)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Existing Credit Facility) or commercial paper facilities or capital markets financings, in each case with banks or other lenders providing for revolving credit loans, term loans, notes or letters of credit, in each case as any such agreement may be amended or refinanced, including any agreement(s) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding Parent or Subsidiaries of Parent as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Crown” means Crown Cork & Seal Company, Inc., a Pennsylvania corporation, until a successor replaces such party pursuant to Article Five of the Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent such capital stock is exchangeable into Indebtedness at the option of the issuer thereof and only subject to the terms of any debt instrument to which such issuer is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or convertible or exchangeable into Indebtedness on or prior to the date on which the new notes mature.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia, other than any such Subsidiary that for U.S. federal income tax purposes is treated as a partnership or disregarded as an entity separate from its sole owner and that is a Subsidiary of a Subsidiary of Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock (other than Disqualified Stock) of Parent (other than public offerings pursuant to Form S-8 or otherwise relating to Equity Interests issuable under any employee benefit plan of Parent).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Credit Facility” means the Amended and Restated Credit Agreement dated as of April 7, 2017, as amended by the First Amendment to the Amended and Restated Credit Agreement dated as of December 28, 2017, as amended by the Incremental Amendment No. 1 to the Amended and Restated Credit Agreement dated as of January 29, 2018, as amended by the Second Amendment to Amended and Restated Credit Agreement, First Amendment to the U.S. Guarantee Agreement and First Amendment to U.S. Indemnity, Subrogation and Contribution Agreement, dated as of March 23, 2018, as amended by the Incremental Amendment No. 2 and

Third Amendment to Amended and Restated Credit Agreement, dated as of December 13, 2019, as amended by the Fourth Amendment to Amended and Restated Credit Agreement, dated as of October 4, 2021, as amended by the Incremental Amendment No. 3 and Fifth Amendment to Amended and Restated Credit Agreement, dated as of August 8, 2022, as amended by the Sixth Amendment to Amended and Restated Credit Agreement, dated as of June 28, 2024, and as amended by the Seventh Amendment to Amended and Restated Credit Agreement, dated as of November 11, 2024, as such agreement may be further amended or refinanced or otherwise modified from time to time, including any agreement(s) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding Parent or Subsidiaries of Parent as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Financing Transaction” means issuance of the old notes and the application of the net proceeds thereof.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the issue date of the old notes.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. “Guarantee” when used as a verb shall have a corresponding meaning.

“Guarantor” means:

(1)	Parent;

(2)	each Domestic Subsidiary that executes and delivers a Note Guarantee pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”; and

(3)

each Subsidiary that otherwise executes and delivers a Note Guarantee, in each case, until such time as such Person is released from its Note Guarantee in accordance with the provisions of the Indenture.

“Hedging	Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;

(3)	any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

(4)	indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3) above.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of borrowed money, whether evidenced by credit agreements, bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof. In addition, the term “Indebtedness” includes all

Indebtedness of others secured by a Lien on any Principal Property of the specified Person or any of its Subsidiaries or upon the shares of Capital Stock or Indebtedness of any Subsidiary of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the fair market value (as determined in good faith by Parent) of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

For avoidance of doubt, a letter of credit or analogous instrument will not constitute Indebtedness until it has been drawn upon.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by Parent

“Lien” means, with respect to any asset, any mortgage, deed of trust, deed to secure debt, debenture, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Make-Whole Premium” means, with respect to a Note at any Make-Whole Redemption Date, an amount equal to the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (x) the present value at such Make-Whole Redemption Date of the sum of the principal amount that would be payable on such Note on June 1, 2028 and all remaining interest payments to and including June 1, 2028 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from June 1, 2028 to the Make-Whole Redemption Date at a per annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50%, over (y) the outstanding principal amount of such Note.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make Whole Redemption is effectuated.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Note Guarantee” means any Guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to Parent or any of its Subsidiaries.

“Parent” means Crown Holdings, Inc., a Pennsylvania corporation, until a successor replaces such party pursuant to the Indenture and thereafter the successor.

“Permitted Holders” means collectively, the executive officers of Parent on the issue date of the old notes.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or manufacturing facility owned (excluding any equipment or personalty located therein) by Parent or any of its Subsidiaries located within the continental United States that has a net book value in excess of 1.5% of the Consolidated Net Tangible Assets of Parent. For purposes of this definition, net book value will be measured at the time the relevant Lien is being created, at the time the relevant secured Indebtedness is incurred or at the time the relevant Sale and Leaseback Transaction is entered into, as applicable.

“Principal Property Subsidiary” means any Subsidiary that owns, operates, or leases one or more Principal Properties.

“Qualified Capital Stock” means any capital stock that is not Disqualified Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of Parent’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Parent as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Date” means the date that is 60 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (1) or (2) of this definition on, or within 60 days of the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies):

(1)

if the Notes are rated by one or both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies; or

(2)	if the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes shall remain rated below Investment Grade by both Rating Agencies.

“Registration Rights Agreement” means the registration rights agreement, dated as of May 27, 2025, among the Issuer, the Guarantors and the representatives to the initial purchasers party thereto.

“Restricted Subsidiary” means a Subsidiary which is organized under the laws of the United States or any State thereof or the District of Columbia.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Corporation, Inc., and its successors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the issue date of the old notes.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, liquidation, dissolution or otherwise, in one transaction or a series of transactions.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have power to vote in the election of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Certain Bankruptcy and Fraudulent Transfer Limitations

Fraudulent transfer, insolvency and administrative laws may void, subordinate or limit the Notes and Note Guarantees and may otherwise limit your ability to enforce your rights under the Notes and the Note Guarantees.

Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the Guarantees by Parent and the Guarantors could be voided, or claims in respect of such obligations could be subordinated to all of their other debts and other liabilities, if, among other things, at the time Parent and/or the Guarantors issued the related Guarantees, or potentially the Guarantees of the old notes, Parent or the applicable Guarantor intended to hinder, delay or defraud any present or future creditor; or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which Parent’s or such Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Parent or a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

By its terms, the Guarantee of each Guarantor will limit the liability of each such Guarantor to the maximum amount it can pay without the Guarantee being deemed a fraudulent transfer. Parent believes that immediately after the issuance of the Notes by the Issuer and the issuance of the Guarantees by the Guarantors, Parent and each of the Guarantors will be solvent, will have sufficient capital to carry on its respective business and will be able to pay its respective debts as they mature. However, a court may not apply these standards in making its determinations and a court may not reach the same conclusions with regard to these issues. In an evidentiary ruling in In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is insolvent or is rendered insolvent depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court’s analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent conveyance.

If a bankruptcy proceeding were to be commenced under the federal bankruptcy laws by or against Parent or any other Guarantor, it is likely that delays will occur in any payment upon acceleration of the Notes and in enforcing remedies under the applicable Indenture, because of specific provisions of such laws or by a court applying general principles of equity. Provisions under federal bankruptcy laws or general principles of equity that could result in the impairment of your rights include, but are not limited to:

•	the automatic stay;

•	avoidance of preferential transfers by a trustee or debtor-in-possession;

•	substantive consolidation;

•	limitations on collectibility of unmatured interest or attorney fees;

•	fraudulent conveyance; and

•	forced restructuring of the Notes, including reduction of principal amounts and interest rates and extension of maturity dates, over the holders’ objections.

Book-Entry; Delivery and Form

The certificates representing the old notes have been, and in the case of the new notes will be issued, in fully registered form without interest coupons and represented by one or more global notes in fully registered form without interest coupons (each, a “Global Note”) deposited with the Trustee as a custodian for The Depositary Trust Company (“DTC”) and registered in the name of a nominee DTC.

Old notes sold in reliance on Rule 144A promulgated under the Securities Act (“Rule 144A”) were initially represented by permanent global notes in fully registered form without interest coupons (each, a “Restricted Global Note”) and were deposited with the Trustee as a custodian for DTC and registered in the name of a nominee of such depositary.

Old notes sold in offshore transactions in reliance on Regulation S under the Securities Act were initially represented by temporary global notes in fully registered form without interest coupons (each, a “Temporary Regulation S Global Note”) and were deposited with the Trustee as custodian for DTC, as depositary, and registered in the name of a nominee of such depositary. Each Temporary Regulation S Global Note was exchangeable for a single permanent global note after the expiration of the “distribution compliance period” (as defined in Regulation S) and the certification required by Regulation S. Prior to such time, a beneficial interest in the Temporary Regulation S Global Note was transferable in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a “qualified institutional buyer” (as defined in

Rule 144A) (“QIB”) in a transaction meeting the requirements of Rule 144A. Beneficial interests in a Restricted Global Note were transferable in the form of an interest in a Regulation S Global Note whether before, on or after such time, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

Any beneficial interest in a Regulation S Global Note or a Restricted Global Note (each a, “Transferrable Note”) that was transferred in the form of an interest in a Restricted Global Note or a Regulation S Global Note, as applicable, upon transfer, ceased to be an interest in the type of Transferrable Note previously held and became an interest in the other type of Transferrable Note and, accordingly, thereafter became subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Transferrable Note for as long as it remained such an interest.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the new notes.

Payments of the principal of, premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there shall have occurred and be continuing an Event of Default with respect to the Global Notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain U.S. federal income tax consequences of exchanging the old notes for the new notes pursuant to this exchange offer, and of owning and disposing of the new notes. It applies to you only if you acquire new notes in this exchange offer and you hold the new notes as capital assets (generally, held for investment) for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including, but not limited to:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a regulated investment company or real estate investment trust,

•	a life insurance company,

•	a tax-exempt entity,

•	an S corporation or an entity or arrangement treated as a partnership for U.S. federal income tax purposes (and investors therein),

•	an individual who is a former citizen or long-term resident of the United States,

•	a person that owns new notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns new notes as part of a straddle or conversion transaction for U.S. federal income tax purposes,

•	a person subject to the alternative minimum tax,

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being taken into account on an applicable financial statement,

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	a U.S. holder (as defined below) that holds notes through a non-U.S. broker or other non-U.S. intermediary, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

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YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU ARISING FROM THE EXCHANGE OF OLD NOTES FOR NEW NOTES PURSUANT TO THIS EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL ESTATE OR GIFT TAX LAWS, ANY U.S. STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

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This section (i) does not address U.S. federal tax consequences other than income tax consequences, such as estate and gift tax consequences and alternative minimum tax consequences, (ii) does not cover all tax considerations that may be relevant to a holder in light of such holder’s personal circumstances, and (iii) does not address any state, local or non-U.S. tax consequences.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the U.S. Internal Revenue Code (“U.S. Treasury Regulations”), published rulings and court decisions, all as currently in effect, all of which are subject to change, or differing interpretations, possibly on a retroactive basis. Crown Americas is not seeking a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax consequences of the ownership, or exchange of the new notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein.

If an entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds the new notes, the tax treatment of a partner in the partnership generally will depend on the status of the particular partner and the activities of the partnership. Partners of entities or arrangements treated as partnerships for U.S. federal income tax purposes considering an investment in the new notes should consult their tax advisors as to the specific tax consequences to them of holding the new notes indirectly through ownership of their partnership interests.

Holders that use an accrual method of accounting for U.S. federal income tax purposes generally are required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. Holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation. The remainder of this discussion does not address the application of the foregoing rule.

Payments Subject to Certain Contingencies

In certain circumstances, Crown Americas may be obligated to pay holders amounts in excess of the stated interest and principal payable on the new notes or in advance of their scheduled payment dates. The obligation to make such payments may implicate the provisions of U.S. Treasury Regulations relating to “contingent payment debt instruments.” If the new notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a new note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. Crown Americas intends to take the position that the likelihood that such payments will be made is remote and/or that such payments will be incidental in the aggregate, and therefore the new notes are not subject to the rules governing contingent payment debt instruments.

This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the new note that such holder’s determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the U.S. federal income tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the new notes will not be treated as contingent payment debt instruments.

Exchange Offer

Whether you are a U.S. holder or a non-U.S. holder (each as defined below), exchanging an old note for a new note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of a new note. Your holding period for a new note will include the holding period for the old note and your initial basis in the new note will be the same as your adjusted basis in the old note.

U.S. Holders

This subsection describes certain U.S. federal income tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a new note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (x) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined under the Internal Revenue Code) are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under the applicable U.S. Treasury Regulations to be treated as a United States person.

Taxation of Stated Interest

You generally will be taxed on payments of stated interest on your new note as ordinary income at the time you receive the interest or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

Your adjusted tax basis in a new note generally will be the same as your adjusted basis in the old note exchanged therefor. You will generally recognize capital gain or loss on the sale, redemption, retirement or other taxable disposition of your new note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary income to the extent not previously includible in income) and your adjusted tax basis in your new note. Your adjusted tax basis in your new note will be the same as the adjusted basis in the old note exchanged therefor. Capital gain of a noncorporate U.S. holder is generally eligible for reduced tax rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations under the Internal Revenue Code.

Additional Tax on Net Investment Income

Certain non-corporate U.S. holders are subject to a 3.8% tax, in addition to regular tax on income and gains, on some or all of their “net investment income,” which generally will include interest on a new note and any net gain recognized upon a disposition of a new note. U.S. holders should consult their tax advisors regarding the applicability of this tax in respect of their new notes.

Non-U.S. Holders

You are a non-U.S. holder if you are a beneficial owner of a new note that is an individual, corporation, trust or estate for U.S. federal income tax purposes and you are not a U.S. holder.

Taxation of Stated Interest

Subject to the discussion below of backup withholding and FATCA (as defined below), if you are a non-U.S. holder of a new note and the interest paid on the new note is not effectively connected with your conduct of a trade or business in the United States, the applicable withholding agent generally will not be required to deduct a U.S. withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate) if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Crown Americas entitled to vote;

•	you are not a controlled foreign corporation that is related to Crown Americas through stock ownership;

•	you are not a bank receiving the interest pursuant to a loan agreement entered into in your ordinary course of business; and

•

you have furnished to such agent an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form certifying that you are not a United States person to (1) the applicable withholding agent, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on your behalf and certifies to the applicable withholding agent (directly or through one or more similarly situated financial institutions) that it has received from you (or another financial institution) the IRS Form W-8BEN or IRS Form W-8BEN-E described above and provides a copy of such statement, or (3) a “qualified intermediary” (within the meaning of applicable Treasury Regulations), provided that certain conditions are satisfied.

Except to the extent that an applicable income tax treaty otherwise provides, you generally will be taxed in the same manner as a U.S. holder with respect to interest if such interest income is effectively connected with your conduct of a trade or business in the United States. Effectively connected interest of a corporate non-U.S. holder may also, in some circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower income tax treaty rate). Even though such effectively connected interest may be subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (whether or not it is subject to income tax) if the owner delivers a properly executed IRS Form W-8ECI to the applicable withholding agent.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

If you are a non-U.S. holder of a new note, you generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, redemption, retirement or other taxable disposition of a new note (other than any amount attributable to accrued but unpaid interest which will be treated as discussed above) unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States, in which case such gain will be taxable in the same manner as effectively connected interest as discussed above (except to the extent otherwise provided by an applicable income tax treaty), or

•

you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist, in which case you will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting on IRS Form 1099 will apply to payments of interest on, or the proceeds of the sale, exchange, redemption, retirement or other taxable disposition (including a redemption or retirement) of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payments has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise established an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Backup withholding and information reporting on IRS Form 1099 will not apply to payments of interest to a non-U.S. holder provided that the non-U.S. holder is the beneficial owner of new notes and certifies to the applicable withholding agent, under penalties of perjury, that it is not a United States person and provides its name and address on a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a suitable substitute form).

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale, redemption, retirement or other taxable disposition of the new notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale, redemption, retirement or other taxable disposition of the new notes effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale, redemption, retirement or other taxable disposition of new notes by a United States office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30 percent withholding tax may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities, including foreign financial institutions and other entities acting as an intermediary. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30 percent on payments to non-compliant foreign financial institutions and certain other account holders.

The withholding provisions described above generally apply to interest payments on the notes. Although existing FATCA regulations would also impose FATCA withholding on payments of gross proceeds from the sale or disposition (including a retirement or redemption) of the notes, under proposed regulations, no such withholding would apply to gross proceeds. Taxpayers generally may rely on those proposed regulations until final regulations are issued. Persons considering an investment in the notes should consult their tax advisors regarding FATCA and the regulations thereunder.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, we expect that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes as discussed below. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the old notes) with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 3, 2026, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from the exchange offer or from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with regard to the validity of the new notes and the new note guarantees will be passed upon for us and the guarantors by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Crown Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Crown is subject to the information requirements of the Securities Exchange Act of 1934, and it files unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information Crown files at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-732-0330 for further information on operation of the public reference rooms. The SEC also maintains an Internet site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, Crown posts its filed documents on its website at http://www.crowncork.com. Except for the documents specifically incorporated by reference into this prospectus, the information on Crown’s website is not part of this prospectus. You can also inspect reports, proxy statements and other information about Crown at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Crown with the SEC under the Exchange Act are incorporated by reference in this prospectus:

•

Crown’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March  3, 2025, including portions of Crown’s Proxy Statement, filed with the SEC on March 24, 2025, to the extent specifically incorporated by reference therein;

•	Crown’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 2, 2025;

•	Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on July 29, 2025;

•	Crown’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on October 30, 2025; and

•

Crown’s Current Reports on Form 8-K filed with the SEC on May 13, 2025, May  16, 2025, May  28, 2025, June  9, 2025, June  16, 2025, September  23, 2025, October  8, 2025, November  12, 2025, November  19, 2025, and November 24, 2025, respectively.

Any future filings Crown makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the offering is terminated are also “incorporated by reference” into this prospectus. The information incorporated by reference is considered a part of this prospectus, and subsequent information that Crown files with the SEC will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded.

Upon written or oral request, you will be provided with a copy of the incorporated documents without charge (not including exhibits to the respective documents unless the exhibits are specifically incorporated by reference into the respective documents). You may submit such a request for this material at the following address and telephone number:

Crown Americas LLC

c/o Crown Holdings, Inc.

Attn: Corporate Secretary

14025 Riveredge Drive, Suite 300

Tampa, Florida 33637

U.S.A.

(215) 698-5100

In order to obtain timely delivery, you must request such documents no later than five business days before the expiration date. The expiration date is March 3, 2026.

Crown Americas LLC

OFFER TO EXCHANGE

$700,000,000 5.875% Senior Unsecured Notes due 2033 and related Guarantees for all outstanding

5.875% Senior Unsecured Notes due 2033

Prospectus

January 30, 2026